Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated March 31, 2016
Registration No. 333-203569

1 LISHAN AKLOG, MD Chairman & CEO March 31, 2016 TM

2 Disclaimer PAVMED INC. (“PAVMED”) HAS FILED A REGISTRATION STATEMENT (INCLU DING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGIST RATION STATEMENT AND OTHER DOCUMENTS PAVMED HAS FILED WITH THE SEC FOR MORE COMPL ETE INFORMATION ABOUT PAVMED AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SE C WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, PAVMED, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL A RRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1 - 866 - 430 - 7646 OR BY EMAIL AT RFF@PAVM.COM. THIS PRESENTATION CONTAINS “FORWARD - LOOKING STATEMENTS.” THESE FORWARD - LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO D IFFER MATERIALLY FROM THE EXPECTED RESULTS. ACTUAL RESULTS MAY DIFFER FROM EXPECTATIONS, ESTIMATES AND PROJECTIONS AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS. WORD S SUCH AS “EXPECT,” “ESTIMATE,” “PROJECT,” “BUDGET,” “FORECAST,” “ANTICIPATE,” “INTEND,” “PLAN,” “MAY,” “WILL,” “COUL D,” “SHOULD,” “BELIEVES,” “PREDICTS,” “POTENTIAL,” “CONTINUE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUC H FORWARD - LOOKING STATEMENTS. PAVMED UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD - LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE: PAVMED’S ABILITY TO IMPLEMENT ITS BUSINESS PLAN; PAVMED’S ABILITY TO REGISTER AND PROTECT ITS INTELLECTUAL PROPERTY; OBTAINING THE NECESSARY FINANCING TO OPERATE ITS BUSINESS; LOSS OF KEY PERSONNEL; CHANGES IN ECONOMIC CONDITIONS GENERALLY; LEGISLATIVE AND REGULATORY CHANGES; AND THE DEGREE AND NATURE OF PAVMED’S COMPETITION. PAVMED MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL - INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN PAVMED AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN PAVMED. THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTIONS IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. PAVMED HAS NOT YET SOUGHT NOR RECEIVED CLEARANCE FROM THE FDA OR ANY OTHER REGULATORY AGENCY FOR ANY OF THE PRODUCTS DESCRIBED IN THIS PRESENTATION. ir.pavm.com

3 Company Overview

4 Innovative multi - product medical device company • Rapid speed to market • Highly capital efficient Unique, proven business model • 4 successful single - product companies • 3 products commercialized, 1 products at FDA • 1 company sold for $55M+ to a Nasdaq - listed company Leadership team with strong track record of value creation • 5 lead products with >$4B market potential • Expand through ongoing internal innovation and external partnerships Deep, expanding pipeline of innovative products

5 LISHAN AKLOG, MD C HAIRMAN & CEO ▪ A.B. Physics, magna cum laude ▪ Phi Beta Kappa ▪ M.D., cum laude ▪ General Surgery Resident ▪ Cardiothoracic Surgery Resident ▪ Assistant Professor ▪ Associate Surgeon ▪ Associate Chief of Cardiac Surgery ▪ Assistant Professor ▪ Director of Minimally Invasive Cardiac Surgery ▪ Chair of the Cardiovascular Center ▪ Chief of Cardiovascular Surgery ▪ Associate Professor of Surgery ▪ Founding Partner ▪ Chairman and CTO, Vortex Medical ▪ Senior Advisor, Director, Saphena Medical, Kaleidoscope Medical and Cruzar Medical Leadership team with strong record of value creation BRIAN DEGUZMAN, MD C HIEF M EDICAL O FFICER ▪ B.S. Biology ▪ M.D. ▪ General Surgery Resident ▪ Cardiac Surgery Research Fellow ▪ Cardiothoracic Surgery Resident ▪ Clinical Associate ▪ Associate Surgeon ▪ Assistant Professor of Surgery ▪ Associate Chief of Cardiovascular Surgery ▪ Assistant Professor of Surgery ▪ Founding Partner ▪ CMO, Vortex Medical ▪ CEO, Kaleidoscope Medical ▪ Senior Advisor, Director ▪ Saphena Medical and Cruzar Medical MICHAEL GLENNON V ICE C HAIRMAN ▪ B.A., Business Administration ▪ Endoscopy and Surgical Instrument Territory Sales Manager ▪ Cardiac Surgery Territory and Regional Sales Manager ▪ CRM Sales Manager ▪ CRM District Sales Manager ▪ Senior Vice President, Sales and Marketing ▪ Founding Partner ▪ CEO, Vortex Medical, Saphena Medical and Cruzar Medical ▪ Senior Advisor, Director Kaleidoscope Medical ORIGIN MEDSYSTEMS

6 Leadership team’s prior track record of success A NGIO V AC ® Endovascular device to remove large clots and other material V ENO P AX ® Endoscopic vessel harvest device for coronary bypass surgery K ALEIDOSCOPE Reversible IVC filter H OUDINI ® Chronic total occlusion device $3.5M $3.0M $1.5M $2.5M Acquired by Angiodynamics ( Nasdaq:ANGO ) for $55M+ 3 rd Gen device now marketed across the US Evaluating acquisition overtures by large strategics Submitted to FDA for 510(k) clearance Evaluating acquisition overtures by large strategics FDA 510(k) clearance December 2015 Commercial Launch in progress with Key Opinion Leaders

7 Proven record of delivering capital and time efficiency 0 12 24 36 48 60 Typical Company PAVmed Model Months T IME TO 510( K ) C LEARANCE $0 $10,000,000 $20,000,000 $30,000,000 Typical Company PAVmed Model Dollars C APITAL T O 510( K ) C LEARANCE * Typical Company data from Markower, et al. FDA Impact on US Medical Technology Innovation 2010

8 PAVmed built on leadership team’s prior success Leverage proven business model in a long - term multi - product company with an expanding pipeline of innovative products Provide access to seamless capital through the public capital markets

9 Lead products provide near - term value creation opportunities NextCath Self - Anchoring Short - Term Catheters NextFlo Highly Accurate Disposable Infusion Pump PortIO Long - term Implantable Vascular Access Device CarpX Percutaneous Device to Treat Carpal Tunnel Syndrome Caldus Disposable Tissue Ablation Devices including Renal Denervation * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

10 Multi - product pipeline enhances value creation ENHANCED VALUE CREATION RISK MITIGATION NON - BINARY SUCCESS ECONOMIES OF SCALE FLEXIBLE , DYNAMIC ALLOCATION OF RESOURCES

11 Board of Directors with industry and capital markets experience LISHAN AKLOG, MD Chairman, Chief Executive Officer MICHAEL GLENNON Vice - Chairman RONALD M. SPARKS Director Nominating Committee Chair ▪ Former Healthcare Industry Executive, Avista Capital Partners ▪ Former Chairman and CEO, Navilyst, Inc. ▪ Former President and CEO, Accellent ▪ Former Division President, Smith & Nephew ▪ Led the commercialization of over 50 medical device products JAMES L. COX, MD Director ▪ Professor of Surgery Emeritus, Washington University School of Medicine ▪ Creator of the Cox - Maze procedure for atrial fibrillation ▪ Former President, American Association of Thoracic Surgery ▪ Instrumental in founding six medical device companies DAVID WEILD IV Director Audit Committee Chair ▪ Chairman and CEO, Weild & Co. ▪ Former Vice Chairman, NASDAQ ▪ Former Head of Corporate Finance, Prudential Securities ▪ Recognized expert on capital formation JOSHUA R. LAMSTEIN Director Compensation Committee Chair ▪ Partner and COO, HCFP ▪ Partner, KEC Ventures ▪ Former Co - Founder and COO, Soli Inc. ▪ Former positions in financial services firms including Apollo Advisers and Lehman Brothers IRA SCOTT GREENSPAN Director Senior Advisor ▪ Co - Managing Partner, HCFP ▪ Former Managing Partner HCFP/Brenner ▪ Former securities attorney and partner at major law firm ▪ Pioneering role in innovative corporate finance products and strategies for small and mid - market companies HCFP /Brenner

12 Multi - Specialty Medical Advisory Board of renowned physician innovators ALBERT CHIN MD ▪ Co - founding Partner and Chief Innovation Officer, Pavilion Medical Innovations ▪ Former Vice President of Research and Chief Innovation Officer, Maquet Cardiovascular/ Guidant Cardiac Surgery ▪ Inventor on 184 issued patents and of 12 commercialized products MARC GERDISCH MD ▪ Assistant Professor, Loyola University Medical Center ▪ Chief of Cardiovascular and Thoracic Surgery, Franciscan St. Francis Health Heart Center, Indianapolis ▪ Clinical innovator in heart valves and atrial fibrillation TIMOTHY MURPHY MD ▪ Professor of Diagnostic Imaging and Director of the Vascular Diseases Research Center, Warren Alpert Medical School of Brown University ▪ Former President, Society of Interventional Radiology ▪ Co - founder of four medical device companies TODD ROSENGART MD ▪ Professor and Chairman, Debakey Department of Surgery, Baylor Medical College ▪ Professor of Heart and Vascular Disease and DeBakey - Bard Chair of Surgery, Texas Heart Institute ▪ Co - founder of five medical device and healthcare IT companies PHILLIP STIEG MD ▪ Professor and Chairman of Neurological Surgery, Weil Cornell Medical College ▪ Neurosurgeon - in - Chief and Chairman of Neurological Surgery, New York - Presbyterian Hospital ▪ Former President, Society of University Neurosurgeons ORIGIN MEDSYSTEMS

13 The PAVmed Business Model

14 HIGH MARGIN PRODUCT ATTRACTIVE MARKET Project selection criteria drive commercial opportunity COMMERCIAL OPPORTUNITY Cost Of Goods (COGS) Average Sale Price (ASP) UNMET CLINICAL NEED REGULATORY PROFILE REIMBURSEMENT PROFILE TECHNOLOGY PROFILE

15 Key business processes deliver capital and time efficiency LIGHT INFRASTRUCTURE/L OW FIXED COSTS FLEXIBLE COMMERCIALIZATION STRATEGY REGULATORY STRATEGY PARALLEL DEVELOPMENT PROCESSES OUTSOURCED BEST - IN - CLASS PROCESS EXPERTS CAPITAL EFFICIENCY SPEED TO MARKET

16 Accelerate Revenue Growth Flexible commercialization strategy accelerates value creation DIRECT SALES FORCE Call - point specific INDEPENDENT DISTRIBUTOR NETWORK Call - point specific REGULATORY CLEARANCE CORPORATE PARTNER Sales and Distribution Agreement CORPORATE PARTNER Licensing agreement Acquisition of product Initiate Commercialization Remain Opportunistic To Maximize Value Creation

17 Product Pipeline

Lead products provide near-term value creation opportunities

	PRODUCT	ADDRESSABLE MARKET	REGULATORY PATH	COMMERCIALIZATION INITIAL CHANNEL	 TARGET DATE
PortIO 	Long-term Implantable Vascular Access Devices	$500M/$50M	510(k)	Independent Distributors	12 Months
Caldus 	Disposable Tissue Ablation Devices	$200M/$100M	510(k)	Independent Distributors	15 Months
	Disposable Renal Denervation Devices	$5B/$1B	CE Mark / Emerging Markets	Independent Distributors	24 Months
CarpX 	Percutaneous Treatment of Carpal Tunnel Syndrome	$1.5B/$750M	510(k)	Independent Distributors	15 Months
NextCath 	Self-Anchoring Short-Term Catheters	$2B/$1B	510(k)	Corporate Distribution Agreement	12 Months
NextFlo 	Highly Accurate Disposable Infusion Pump	$500M	510(k)	Corporate Distribution Agreement	12 Months

PAVmed

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

18

Growing intellectual property portfolio

PRODUCT	INVENTORS	TITLE	NUMBER	DATE
PortIO 	Aklog, deGuzman and Orphanos	"Intraosseous Infusion Ports and Methods of Use"	Application# US62/0.79.266 US14940889 PCT/US15/60669	Filed 13-Nov-2014 13-Nov-2015 13-Nov-2015
Caldus 	Aklog and deGuzman	"Continuous Flow Balloon Catheter Systems and Methods of Use"	Application# 62/131.214 15/067,148 PCT/US16/021804	Filed 10-Mar-2015 10-Mar-2016 10-Mar-2016
	Aklog and deGuzman	"Continuous Flow Thermal Ablation Balloon Catheter Systems and Methods of Use"	Application# 62/131.217 PCT/US16/021804	Filed 10-Mar-2015 10-Mar 2016
CarpX 	Aklog and deGuzman	"Systems and Methods for Percutaneous Division of Fibrous Structures"	Application# 62/086.950 US14958003 PCT/US15/63703	Filed 03-Dec-2014 03-Dec-2015 03-Dec-2015
NextCath 	Aklog and deGuzman	"Self-Anchoring Catheters and Methods of Use"	Application# 62/085.838 US14956141	Filed 01-Dec-2014 01-Dec-2015
NextFlo 	Aklog, deGuzman, *et al*	"Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor"	U.S. Patent 8,622,976	Issued 07-Jan-2014
	Aklog, deGuzman, *et al*	"Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor"	U.S. Patent 9,255,834	Issued 13-Oct-2015

PAVmed

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

19

20 PortIO

Market Opportunity

Clinical

- Long-term implantable vascular access devices

Addressable Market

- All implantable ports[1] ~$500M
- Poor venous access patients ~$50M

Current Device Limitations

- Intravascular component
- Occlusions requiring intervention (30%[2])
- Device infections
- Labor-intensive (regular flushes)
- Surgical insertion/removal
- Many patients with poor venous access







[1] iData Research Group, 2013
[2] Baskin, *et al.* Lancet 2009

PAVmed 21

22 PortIO - The PAVmed Solution P ORT IO ▪ Novel, implantable intraosseous vascular access device ▪ No intravascular component L ESS I NVASIVE ▪ Near percutaneous insertion/removal M ORE C OST E FFECTIVE ▪ Not prone to occlusions ▪ No need for regular flushes ▪ No radiographic confirmation necessary ▪ Shift procedures to interventional suite or office F EWER C OMPLICATIONS ▪ Fewer occlusions ▪ Potential for fewer, less serious infections M ORE V ERSATILE ▪ Near limitless number of potential access site * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

23 Caldus

Market Opportunity

Clinical

- Ablation of pathologic soft tissues including tumors
- Ablation of varicose veins
- Renal denervation for refractory hypertension

Addressable Market

- Soft tissue ablation ~$200M/$100M[1]
- Varicose Veins ~$100M
- Renal denervation ~$5B/$1B[2]

Current Device Limitations

- Requires capital equipment (console)
- Expensive
- Requires maintenance
- Complex algorithms








Medtronic
Symplicity

[1]Transparency Market Research, 2014.
[2]Pimenta, *et al.* Circulation 2012:1594-96.

PAVmed
24

25 Caldus - The PAVmed Solution C ALDUS ▪ Completely disposable tissue ablation devices ▪ Direct thermal ablation ▪ No console M ORE C OST E FFECTIVE ▪ No capital and maintenance costs ▪ Lower procedural cost while maintaining margin ▪ Higher temperatures allow shorter ablation times E XPANDED M ARKET ▪ Lower distribution costs to OUS markets * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

26 CarpX

Market Opportunity

Clinical
- Carpal tunnel syndrome (CTS)
- Most common occupational injury

Addressable Market
- ~2 million patients[1]
- 350,000 surgeries annually[1]
- All CTS patients $1.5B
  Current Surgical Patients $750M

Current Device Limitations
- Invasive surgical procedure
- Endoscopic procedures have higher complication rates and remain surgical procedure




Median nerve
Transverse carpal ligament









[1]Concannon, Plastic and Reconstructive Surgery: 2000. 105:1662-1665.

PAVmed
27

28 CarpX - The PAVmed Solution C ARP X ▪ Completely percutaneous CTS device L ESS I NVASIVE ▪ Truly percutaneous ▪ No surgical incision or dissection M ORE C OST E FFECTIVE ▪ Shift procedures interventional lab or office ▪ Shorten procedural times F EWER C OMPLICATIONS ▪ Better nerve protection ▪ Greater lateral dissection may decrease recurrence rates E XPANDED M ARKET ▪ Lower threshold for intervention * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

29 NextCath

Market Opportunity



Clinical

- Short-term catheters including peripheral venous catheters (PVC)

Addressable Market[1]

- 90% of inpatients receive a PVC
- Short-term vascular catheters ~$2B
  Peripheral venous catheters ~$1B



Current Device Limitations

- Catheter dislodgement results in increased costs and complications
- Monitoring catheter patency and security is labor intensive
- Separate catheter securement devices add complexity and cost


StatLock
remove with alcohol


LINEBACKER

[1]iData Research Group, 2013

PAVmed
30

31 NextCath - The PAVmed Solution N EXT C ATH ▪ Self - anchoring, short - term catheters ▪ Integrated semi - stiff helical portion ▪ Applicable to most, if not all, short - term catheters M ORE C OST E FFECTIVE ▪ Eliminate costly catheter securement devices ▪ Less monitoring of catheter security ▪ Fewer labor - intensive re - insertions F EWER C OMPLICATIONS ▪ Decrease complications associated with dislodgement and micro - motion * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

32 NextFlo

Market Opportunity

CLINICAL
- Disposable infusion pumps (DIP)
- Increasing numbers receiving infusions outside hospital

ADDRESSABLE MARKET
- DIPs for home use ~$500M

CURRENT DEVICE LIMITATIONS
- Highly inaccurate in actual use
- Dependent on operating conditions
- Unsuitable for use with many medications
- Numerous reports of complications and even deaths






Baxter
Intermate SV 200
200 ml/h


DOSI-FUSER


PARAGON
PARAGON

[1]iData Research Group, 2013

PAVmed
33

34 NextFlo - The PAVmed Solution N EXT F LO ▪ Highly accurate disposable infusion pump ▪ Passive variable flow resistor design F EWER C OMPLICATIONS ▪ Prevent complications from infusions running too slow or fast M ORE C OST E FFECTIVE ▪ Reduce or eliminate need for trained healthcare personnel ▪ Decrease hospital stay by shifting more infusions to the outpatient setting E XPANDS M ARKET ▪ Broadens range of medications amenable to home infusion * PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

35 The Future of PAVmed

36 Near - and long - term opportunities for value creation PortIO FDA submission NextCath FDA submission NextFlo FDA submission PortIO FDA clearance and initial commercialization Caldus General FDA submission Caldus RND CE Mark submission CarpX FDA submission NextCath FDA clearance and initial commercialization NextFlo FDA clearance and initial commercialization Expand patent portfolio Complete freedom to operate (FTO) analyses Next 12 Months Milestones

37 Near - and long - term opportunities for value creation Rapidly advance lead products to commercialization Execute commercialization strategy Expand pipeline S HAREHOLDER V ALUE

38 Unique, Proven Business Model Broad, Expanding Pipeline of Innovative Products World - Class Board and Advisors Leadership Team with Strong Record of Value Creation PAVmed Investment Highlights TM